Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Nuveen AMT-Free Municipal Value Fund

Nuveen New Jersey Municipal Value Fund

Nuveen Pennsylvania Municipal Value Fund:

We consent to the use of our reports incorporated herein by reference dated December 27, 2019, with respect to the financial statements of Nuveen AMT-Free Municipal Value Fund, and April 27, 2020, with respect to the financial statements of Nuveen New Jersey Municipal Value Fund and Nuveen Pennsylvania Municipal Value Fund, and to the references to our firm under the headings “Appointment of the Independence Registered Public Accounting Firm”, “Experts”, and “Financial Highlights” in the Joint Proxy Statement/Prospectus and “Experts” in the Statement of Additional Information filed on Form N-14.

/s/ KPMG LLP

Chicago, Illinois

September 10, 2020